Exhibit 3.191

CERTIFICATE OF INCORPORATION

of

HARRISON CONFERENCE CENTER OF GLEN COVE, INC.

(Under Section 402 of the Business Corporation Law)

The undersigned, a natural person of the age of twenty-one years or over, desiring to form a corporation pursuant to the provisions of the Business Corporation Law of the State of New York, hereby certifies as follows:

FIRST: The name of the corporation is Harrison Conference Center of Glen Cove, Inc.

hereinafter sometimes called “the corporation”.

SECOND: The purposes for which it is to be formed are:

(a) To acquire, construct, purchase, establish, own, rent, lease, equip, use, maintain, operate, conduct, manage, direct, furnish and provide facilities of every nature and description for business conferences, training programs, meetings, seminars and conventions and for gatherings of any other sort or nature; to carry on the business of advisors, consultants, counselors and managers to business of every nature and description; and to contract for, acquire, plan, superintend, manage, operate, cooperate with, assist in the management of, finance, supervise and otherwise deal with corporations, firms, associations, businesses and financial and other enterprises.

(b) To acquire, construct, purchase, establish, own, rent, lease, equip, use, maintain, operate, conduct, manage, and direct one or more schools for the training of management personnel and for the teaching of management skills and techniques, business operations, and any and all other subjects connected with or related to the management, operation, financing, supervision and conduct of businesses, and to prepare, design, develop, publish, sell and otherwise [illegible] with books, magazines, periodicals and other literature dealing with conference facilities for businesses, and any and all related subjects.

(c) To acquire, construct, purchase, establish, own, rent, lease, equip, use, maintain, operate, conduct, manage and direct a correspondence school for the training of management personnel and for the teaching of management skills and techniques, business operations, vocations related to the conduct of business establishments and any and all other subjects connected with or related to the management, operation, financing, supervision and conduct of businesses.

(d) To acquire (by purchase, lease, exchange, gift or otherwise), to hold, manage, use and operate, to develop and improve, to mortgage and encumber, to invest and reinvest, and to dispose of (by sale, lease, exchange or otherwise) real properties of all kinds, and any and all rights, interests and estates in such real properties; and to erect, construct, improve, enlarge, alter, repair, maintain and demolish buildings, structures and works of all kinds.

(e) To subscribe for, acquire (by purchase, lease or otherwise), invest in, hold, guaranty as permitted by law, own, sell, assign, exchange, transfer or otherwise dispose of, mortgage, pledge, encumber and otherwise deal in and with stocks, bonds, notes, debentures or other securities, evidences of indebtedness or evidences or rights of any corporation, association, partnership, trust, entity or person, public, private or municipal, or of any state, municipality, district or other political subdivision, territory or country, and to exercise any and all rights of ownership thereof, including without limitation the right to vote thereon and otherwise act with respect thereto.

(f) To borrow money and otherwise contract indebtedness, and to issue its bonds, notes, debentures or other evidences of indebtedness therefor, and to secure such borrowings or indebtednesses by mortgage, pledge or deed of trust of or lien upon any or all of its property, rights and franchises then owned or thereafter to be acquired.

(g) To acquire (by purchase, lease or otherwise), as a going concern or otherwise, the whole or any part of the assets, business, good will, rights, franchises or other properties of any corporation, association, partnership, trust, entity or person, public or private, domestic or foreign, and to undertake or assume the whole or any part of the obligations or liabilities thereof, and to continue any business so acquired, if lawful for the Corporation.

(h) To apply for and register, to acquire by purchase, lease, license, mortgage, pledge, gift and otherwise, to design, produce, manufacture, invent, own, hold, use, display, sell, transfer, exchange, hire, lease, license, mortgage, pledge, dispose of, turn to account, trade and deal with domestic and foreign patents, patent rights, copyrights, trademarks, registered marks, trade names, trade secrets, formulae, processes, improvements, inventions, names, brands, labels, marks, licenses and similar rights, powers and privileges.

(i) To conduct its business and activities, and to maintain offices, in any state, district, territory or possession of the United States of America, or any foreign country; to do all and everything relative to the accomplishment of the objects enumerated in this certificate of any amendment hereto or incidental to the protection and benefit of the Corporation; to have and exercise all the rights, powers and privileges that are now or may hereafter be conferred by the laws of the State of New York on corporations formed thereunder; and, in general, to carry on any lawful business connected with or incidental to the attainment of the objects of the Corporation (whether or not such business is similar in nature to the objects stated in this certificate or any amendment hereto), and to do any and all of the acts and exercise any and all of the powers hereinabove mentioned to the same extent as natural persons might or could do.

For the accomplishment of the aforesaid purposes, and in furtherance thereof, the Corporation shall have and may exercise all of the powers conferred by the Business Corporation Law upon corporations formed thereunder, subject to any limitations contained in Article 2 of said law or in accordance with the provisions of any other statute of the State of New York.

THIRD: The office of the Corporation in the State of New York is to be located in the City, County and State of New York.

FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares at the par value of $1.00 per share.

FIFTH: The Secretary of State is designated as the agent of the Corporation upon whom process against the Corporation may be served, and the address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is:

DORNBUSH MENSCH & MANDELSTAN

22 East 40th Street

New York City 10016

SIXTH: The accounting period which the Corporation intends to establish as its first calendar or fiscal year for reporting the franchise tax is as follows: December 31, 1976.

SEVENTH: The Directors need not be shareholders. Any or all of the Directors may be removed without cause by vote of the shareholders. Any action required or permitted to be taken by the Board of Directors or any Committee thereof may be taken without a meeting if all the members of the Board or Committee consent in writing to the adoption of a resolution authorizing the action. Any one or more members of the Board of any Committee thereof may participate in a meeting of such Board or Committee by means of a telephone conference or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time, and participation by such means shall constitute presence in person at such meeting.

EIGHTH: No contract or other transaction between the Corporation and one or more of its directors, or between the Corporation and any other corporation, firm, association or other entity in which one or more of its directors are directors or officers, or are financially interested, shall be either void or voidable for this reason alone or by reason alone that such director or directors are present at the meeting of the Board of Directors, or of a committee thereof, which authorizes such contract or transaction, or that his or their votes are counted for such purpose.

(1) If the fact of such common directorship, officership or financial interest is disclosed or known to the board of directors or committee, and the board of directors or committee approves such contract or transaction by a vote sufficient for such purpose without counting the vote or votes of such interested director or directors;

(2) If such common directorship, officership or financial interest is disclosed or known to the shareholders entitled to vote thereon, and such contract or transaction is approved by vote of the shareholders; or

(3) If the contract or transaction is fair and reasonable as to the corporation at the time it is authorized by the board of directors, a committee or the shareholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes such contract or transaction.

NINTH: (a) Any person, made a party to an action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, may be indemnified against the reasonable expenses, including attorney’s fees, actually and necessarily incurred by him in connection with the defense of such action, or in connection with an appeal therein, except in relation to matters as to which such director or officer is adjudged to have breached his duty to the corporation under Section 717 of the New York Business Corporation Law.

(b) The indemnification authorized under paragraph (a) shall in no case include:

(1) Amounts paid in settling or otherwise disposing of a threatened action, or a pending action with or without court approval; or

(2) Expenses incurred in defending a threatened action, or a pending action which is settled or otherwise disposed of without court approval.

TENTH: Any person, made, or threatened to be made a party to an action or proceeding other than one by or in the right of the Corporation to procure a judgment in its favor, whether civil or criminal including an action by or in the right of any other corporation of any type or kind, domestic or foreign, which any director or officer of the Corporation served in any capacity at the request of the Corporation, by reason of the fact that he, his testator, or intestate, was a director or officer of the Corporation, or served such other corporation in any capacity, may be indemnified against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in the best interests of the Corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

The undersigned incorporator is of the age of twenty-one years or over.

IN WITNESS WHEREOF, this certificate has been executed this 2nd day of January, 1976.

NAME	ADDRESS

/s/ illegible	illegible

STATE OF NEW YORK	)
) SS.:
COUNTY OF NEW YORK	)

On this 2nd day of January, 1976, before me personally came Eileen Going, to me known and known to me to be the individual described in and who executed the foregoing certificate, and she duly acknowledged to me that she executed the same.

/s/ Carl L. Zanger
Carl L. Zanger

RESOLUTION OF DIRECTORS

-of-

HARRISON CONFERENCE SERVICES, INC.

We, Walter A. Green and Grace Jara, President and Secretary, respectively, of Harrison Conference Services, Inc., a New York corporation, do hereby certify that at a meeting of the Board of Directors of said corporation duly held on the 29th day of December, 1975, the following resolutions were placed before the meeting and unanimously adopted:

RESOLVED, that it is the judgment of this Board of Directors that the name of Harrison Conference Center of Glen Cove, Inc. will in no way interfere or conflict with the name of this corporation, Harrison Conference Services, Inc., and it is our further judgment that said corporate names are sufficiently different and will not tend to confuse or deceive.

RESOLVED, that a certified copy of the foregoing resolution be submitted to the Secretary of State of the State of New York, with the request that the Certificate of Incorporation of Harrison Conference Center of Glen Cove, Inc. be filed.

IN WITNESS WHEREOF, we have subscribed this instrument this 31st day of December, 1975.

/s/ Walter A. Green
Walter A. Green, President

/s/ Grace Jara
Grace Jara, Secretary

STATE OF NEW YORK	)
) SS.:
COUNTY OF NASSAU	)

On this 31st day of December, 1975, before me personally came Walter A. Green and Grace Jara, to me known and known to me to be the persons described in and who executed the foregoing certificate, and severally acknowledged to me that they executed the same.

/s/ illegible
Notary Public

CERTIFICATE OF CHANGE

OF

HARRISON CONFERENCE CENTER OF GLEN COVE, INC.

UNDER SECTION 805-A OF THE BUSINESS CORPORATION LAW

1. The name of the corporation is Harrison Conference Center of Glen Cove, Inc. It was incorporated under the name Harrison Conference Center of Glen Cove, Inc.

2. The Certificate of Incorporation of said corporation was filed by the Department of State on January 9, 1978.

3. The following was authorized by the Board of Directors:

To change the post office address to which the Secretary of State shall mail a copy of process in any action or proceeding against the corporation which may be served on him to c/o C T Corporation System, 111 Eighth Avenue, New York, N.Y. 10011.

To change the registered agent in New York upon whom all process against the corporation may be served to C T CORPORATION SYSTEM, at 111 Eighth Avenue, New York, N.Y. 10011.

/s/ Priscilla Bodnar
Priscilla Bodnar, Secretary

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